Exhibit 99.3

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS ANNOUNCES PROGRESS ON R&D EFFORTS FOR FUTURE PRODUCTS

New Contracts Provide Opportunities to Advance Technologies for Recently Announced EPA Regulations

HIGHLANDS RANCH, Colorado, October 22, 2013 - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the “Company”) today announced that it has been awarded three R&D contracts that will support the continued advancement and demonstration of technologies being developed by the Company to help power plant customers meet proposed future environmental regulations. Two of the contracts were awarded by the Department of Energy (“DOE”) related to technology to capture carbon dioxide from coal-fired power plants. A third contract, awarded by a major utility, is related to technology to stabilize effluents from power plants. In the past four months, the Environmental Protection Agency (“EPA”) has announced draft regulations for both carbon dioxide and effluents that will impact coal-fired power plants.

On September 20, 2013, the EPA announced draft regulations on carbon emissions on new coal-fired power plants with draft regulations for existing plants scheduled for release by June 2014. As previously announced, the Company is working on a $20.5 million DOE program supporting the development of our regenerable solid-sorbent based carbon capture technology. Construction of the 1MW Pilot Plant has been completed and it has been transported by barge to the Southern Company Alabama Power Plant Miller where it is being installed for testing in 2014. In addition, ADA was recently awarded two new DOE programs with a total combined value of $1.6 million. One program will be focused on reducing operating costs of a carbon capture plant based on ADA’s technology by managing energy demands and recovering heat from other processes. The second program is focused on evaluating a sorbent made with aerogels, a material that has significantly different thermal properties than other sorbents. Both programs are designed to enhance the energy efficiency of the carbon capture process.

On June 7th of this year, the EPA released draft guidelines and standards for liquid effluents generated by power plants. These proposed regulations define acceptable limits for effluents that are primarily generated in a plant’s air pollution control equipment. Under the EPA’s proposed approach, these new requirements for existing power plants would be phased in between 2017 and 2022. In addition, restrictions on management of fly ash are also eventually expected, as evidenced by a September 30, 2013 federal district judge’s holding that the EPA must regulate coal ash under the Resource Conservation and Recovery Act. For the past year, the Company has used internal resources to develop and test an innovative technology as the basis for a series of commercial products that could provide long-term solutions to these proposed regulations in order to stabilize effluents. These regulations and restrictions are expected to generate a continuous market that is estimated to begin in the 2017-2018 timeframe for technologies to reduce liquid effluents and stabilize the resulting concentrated mixtures. In September, the Company received a contract from a major power generator to support a large-scale demonstration of the technology to stabilize a challenging effluent material that is likely to be regulated by the new rules.

Dr. Michael Durham, President and CEO of the Company, stated “research and the development of new products has been at the core of this company since its founding. Our approach has been to develop the technologies as the regulations are evolving and to implement the technology at power plants at a very early stage. These R&D awards become a key part of this approach as they mitigate some of the financial risk in technology and allow us to work closely with our customers to field-test and then refine the technology to be ready when regulations are implemented. We remain committed to developing products to help our customers meet the future regulatory challenges and operate more efficiently.”

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal Boilers respectively. Advanced Emissions Solutions consolidates the results of CCS in its financial statements.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BCSI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding future markets; scope, timing and impact of current and anticipated regulations and legislation; the ability of our technologies to assist our customers in complying with government regulations and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, prices, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; intellectual property infringement claims from third parties; inability to commercialize our technology on favorable terms and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Graham Mattison

Vice President, Investor Relations

(646) 319-1417

graham.mattison@adaes.com